VOTING AND PROXY AGREEMENT

THIS VOTING AND PROXY AGREEMENT ("Agreement") is made and entered into as of June 30 2008, between Fine Success Investments, Ltd., a British Virgin Islands company ("Linkcon"), Richard Propper ("Propper"), and the undersigned stockholders ("Stockholder") of Encorium Group Inc., a Delaware corporation ("Encorium").

RECITALS

WHEREAS, Linkcon, Chardan Capital, LLC ("Chardan") and Encorium have entered into a term sheet with respect to certain proposed business acquisitions as further explained below (the "Term Sheet"); and

WHEREAS, (i) Linkcon is in the process of rolling up a series of Contract Research Organizations ("CRO's") throughout the world to create a mid-sized, globally-based CRO, including CROs operating in India, Latin America, China and Hong Kong, all as more particularly set forth in the Term Sheet **(collectively, the "Linkcon Transactions")**; and

WHEREAS, Encorium and Linkcon each believe that, immediately following the consummation of the Linkcon Transactions, entering into a business combination between Encorium and Linkcon **(the "Business Combination")** will enhance their ability to compete in the CRO marketplace; and

WHEREAS, Chardan is a merchant bank and a founder of Linkcon and has been engaged by Linkcon to facilitate the raising of capital for the Linkcon Transactions and the Business Combination; and

WHEREAS, Encorium has or will have the opportunity, prior to the consummation of the Linkcon Transactions and the Business Combination, to acquire Prologue Research International Inc. ("Prologue") (as more particularly set forth in the term sheet for the Prologue transaction as well as the definitive agreements for such transaction); and

WHEREAS, Chardan is willing to facilitate Encorium's acquisition of Prologue by assisting it in procuring interim financing of US $5,000,000 on terms consistent with those described in the Term Sheet **("Chardan Loan")**; and

WHEREAS, as a condition to Chardan's willingness to assist Encorium in procuring the Chardan Loan and to Chardan's willingness to indemnify Linkcon against one-half of the loss of the exclusivity fee required of Encorium under the term sheet for the Prologue transaction and as a condition to Linkcon's willingness to engage in the negotiation and due diligence process with Encorium in connection with the Business Combination, Linkcon and Chardan have required that each Stockholder agree to certain matters regarding the retention and voting of the **Shares** (as defined in Section 1.1 below) in connection with the Business Combination.

The parties agree as follows:

1. <u>Agreement to Retain Shares</u>.

1.1 <u>Transfer and Encumbrance</u>. Except as set forth in Section 1.3, below, Stockholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber (in each case, other than as a result of death or to affiliates; provided such affiliate agrees to be subject to the covenants, obligations and conditions set forth in this Agreement) any shares of capital stock of Encorium owned or beneficially held by him (the "Shares," the number of which are held by each Shareholder being set forth next to his name on the signature page of this Agreement), or any New Shares (as defined in Section 1.2 below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date (as defined in Section 5 hereof).

1.2 <u>Additional Purchases</u>. Stockholder agrees that any shares of capital stock of Encorium that Stockholder shall purchase or with respect to which Stockholder shall otherwise acquire beneficial ownership after the execution of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

1.3 <u>Exempt Sales</u>. Nothing in this Section 1 shall prevent the Stockholder from selling 160,000 of the Shares on the terms and conditions that follow:

(i) In the event on any one regular trading day the closing price of the common stock of the Company is at least $1.75 (the "Exercise Date"), then Stockholder shall have the right to sell and Chardan or its assignee agrees to purchase (the "Put Option") a number of shares of the Company's common stock equal the quotient obtained by dividing (i) US$100,000 by (ii) the closing price of the Company's common stock on the Exercise Date, in consideration for US$100,000 (the "Put Option Payment"). The Put Option shall be exercisable one time. Exercise of the Put Option will be affected by written notice to Chardan on the Exercise Date via facsimile at ______________ (the "Notice"). The Put Option Payment will be made by wire transfer of immediately available funds within 10 days of receipt by Chardan of the Notice. Upon Closing, Stockholder shall execute and deliver a Stock Purchase Agreement with respect to the purchase of the shares of Company common stock by Chardan in a form acceptable to Chardan.

(ii) Between the dates beginning on September 1, 2008 and ending on October 1, 2008, an aggregate of 40,000 Shares, provided that the sale price of each share sold shall not be less than $2.00 and that no greater than 3,000 shares, in the aggregate, may be sold during any one trading day;

(iii) Between the dates beginning on October 2, 2008 and ending on November 1, 2008, an aggregate of 40,000 Shares, provided that the sale price of each share sold shall not be less than $2.25 and that no greater than 3,000 shares, in the aggregate, may be sold during any one trading day; and

(iv) Between the dates beginning on November 2, 2008 and ending on January 1, 2009, an aggregate of 80,000 Shares, provided that the sale price of each share sold shall not be less than $2.50 and that no greater than 3,000 shares, in the aggregate, may be sold during any one trading day.

In the event the Stockholder sells any of the Shares he shall notify Propper of the number of Shares sold and the price at which they were sold within three (3) days of any such sales.

To the extent necessary to ensure compliance with the limitations set forth in this provision, Propper may request, and Stockholder will take the measures necessary on their part, to establish a mechanism to prevent the sale of the Shares in excess of such limitations.

2. Agreement to Vote And Proxy. At every meeting of the stockholders of Encorium called with respect to any of the following, and on every action or approval by written consent of the stockholders of Encorium with respect to any of the following, Stockholder agrees to vote the Shares and any New Shares (i) in favor of approval of the Business Combination, and (ii) against approval of any proposal made in opposition to or competition with consummation of the Business Combination. In order to effectuate the foregoing, each Stockholder does hereby constitute and appoint Richard Propper from the date hereof to the Expiration Date, as his true and lawful proxy, for and in his name, place and stead, including the right to sign his name (as stockholder) to any consent, certificate or other document relating to Encorium that the laws of the State of Delaware may permit or require, to cause the Shares and any New Shares to be voted in the manner contemplated by this Section 2. The parties and proxies named above shall not exercise this proxy on any other matter except as provided above. The parties acknowledge that the proxy provided for here is irrevocable and coupled with an interest.

3. Representations, Warranties and Covenants of the Stockholders. Stockholder, represents, warrants and covenants to Linkcon and Propper that the Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement; and that the Stockholder has duly executed and delivered this Agreement and (assuming the due authorization, execution and delivery of this Agreement by the other parties hereto) it constitutes a valid and binding obligation of the Stockholder.

4. Representations, Warranties and Covenants of Linkcon and Propper. Linkcon and Propper, severally and not jointly, represents, warrants and covenants to Stockholder as follows:

4.1 Due Authorization. This Agreement has been authorized by all necessary corporate action on the part of Linkcon and Propper and has been duly executed by Propper and by a duly authorized officer of Linkcon.

4.2 Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Linkcon and Propper. Neither the execution of this Agreement by Linkcon or Propper nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which they are bound or by any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Linkcon or Propper.

5. Effective Date and Termination. This Agreement shall take effect coincident with the entry by Encorium, Linkcon and Chardan into the Term Sheet, and it

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shall terminate and shall have no further force or effect in the event that (each, the "Expiration Date"):

(i) Chardan fails in its efforts to obtain for Encorium the Chardan Loan in the amount of at least $5,000,000 for the closing of the Prologue transaction on terms consistent with those in the Term Sheet,
(ii) the negotiations between Linkoon, Chardan and Encorium with respect to the Business Combination terminate without the intention to resume them,
(iii) the Business Combination does not close on or prior to 180 days from the date of this Agreement, provided, however, that if the parties to the Business Combination remain engaged in good faith efforts to effect the Business Combination, including, but not limited to completion of a definitive proxy statement in connection with a vote by Encorium's stockholders on the Business Combination and the conduct of that meeting, then this Agreement shall be extended,
(iv) Sixty (60) days after the date that the Business Combination shall become effective in accordance with the terms and provisions of the definitive agreements relating to such Business Combination; or
(v) the date on which the definitive agreements with respect to the Business Combination shall be terminated in accordance with the terms thereof.

6. Miscellaneous.

6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the internal laws of the State of Delaware as such laws are applied to contracts entered into and to be performed entirely within Delaware.

6.5 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all

prior negotiations and understandings between the parties with respect to such subject matter.

6.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together, when executed and delivered, shall constitute one and the same agreement.

6.7 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

Fine Success Investments, Ltd:

By: [signature] 7/14/08

Name: RICHARD D. PROPPER, MD

Title: SECRETARY

Richard Propper:

[signature]

Stockholder:

[signature]

Name: SVEN-ERIK NILSSON

2008-06-30

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